Exhibit 99.1

Xerium Technologies

Q3 2010 Earnings Call Transcript

November 05, 2010 9:00 am ET

Operator

Ladies and gentlemen, welcome to the Xerium Technologies Third Quarter 2010 Financial Results Conference Call on November 5, 2010. For today’s reported presentation all participants lines will be in listen-only mode. After the presentation there will be an opportunity to ask questions. If at any time you require operator assistance, please dial star followed by zero and we will be happy to assist you.

I would now like to turn the conference over to Kevin McDougall, Xerium’s Executive Vice President and General Counsel. Please go ahead, sir.

Kevin McDougall

Thank you, and welcome to Xerium Technologies’ third quarter 2010 financial results conference call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies and Brian Fox, Interim Chief Financial Officer.

Stephen will start the discussion this morning with an update on our progress and then we’ll provide further financial details with respect to the quarter. Subsequently, we will open the lines for questions.

Xerium Technologies financial results for the quarter were announced in a press release after the market closed on Thursday, November 4, 2010. Notification of this call was broadly disclosed, and this conference call is being webcast using the link on the Investor Relations homepage on our Web site at www.xerium.com. We have also posted a slide presentation on our website, which we’ll refer to during this conference call.

I’d also note that we will make comments today about the future expectations, plans and prospects for the company that constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release and in our SEC filings. The forward-looking statements represent our view as of today, November 5, 2010, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures such as Adjusted EBITDA that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance and therefore believe will assist you in better understanding of our company.

Reconciliation of these measures to the comparable GAAP numbers are available in our press release and other materials which are each posted in the Investor Relations section of our website at www.xerium.com.

With that, I’ll turn the call over to Stephen.

Stephen Light

Thanks, Kevin. Good morning, ladies and gentlemen. Thanks for taking time this morning to join us. It’s been another very active quarter for the company and one in which we’ve made good progress in most areas. Although, as we’ll discuss little later on, there are few areas I’ll speak about where our progress is not quite as linear as I’d like.

As we’ve done each quarter in the past year, last night we published our earnings press release and posted, as Kevin said, a set of relevant Power Point slides in the investor relations section of our Xerium Web site.

You’ll note that we have sequenced the charts to begin with bookings and flow through P&L and the balance sheet, rather than beginning with our historical debt charts, as we believe we can now shift our focus toward operational performance rather than covenant compliance and debt management.

No one should read from that that we’re taking our eye off the cash ball, but rather we’re comfortable that we now have the processes ingrained into our culture to not lose sights of this focus area every day we work.

Now, let’s begin. I’ll present my prepared remarks in concert with the slides that we’ve posted. I suggest if you have not already done so please do note and read the disclaimer on Slide 2 at your convenience.

Consolidated bookings shown on Chart 3 remained essentially constant with Q2 at $142.7 million in Q3 versus $143.7 million in the prior quarter. This level of bookings is consistent with our most recent analysis of the forecast concerning forestry product markets where rapid growth in the fourth quarter 2009 and the first half of 2010 has been attributed to replenishing depleted inventories at the end users. This ordering pattern is also completely consistent with our expectations of the recovery being supported by inventory replenishment, and then a period of more normalized GDP equivalent growth. In fact, as I looked over prior earnings call scripts, we discuss this potential in our previous 2010 calls.

During the quarter we witnessed the very typical slowdown in European bookings as much of Europe, as you know, takes holidays during July and August. But as you can see, September’s consolidated bookings of $51.2 million were the second highest of the year, so we remain confident in the stability of our market.

On Chart 4, you will see that rolls bookings have been slowly but very steadily rising, increasing 3.7% compared to the second quarter. In our opinion, the increase in rolls booking marks the return to more normal behavior by the paper mills maintenance teams, as well as growing enthusiasm for the new rolls product about which I’ll speak later.

Throughout the year, we’ve been aware that numerous rolls needing repair or recovering were being held by customers who apparently were not convinced the recovery is upon us. Now that logjam is breaking free and rolls bookings are up a solid 6.9% since Q1.

Paper machine clothing bookings presented on Chart 5, which experienced a much faster restart from the recession than did rolls, decreased almost 3% from Q2, primarily as a result of the European summer slowdown and customers now getting close to having refilled their warehouses to their desired amount.

Our survey data shows that our customers are now operating at substantially lower inventory levels than they were at their peak in November 2008. We estimate through data we obtain from our numerous association memberships and Xerium-gathered survey data that paper machine clothing inventories have been reduced by approximately 15% worldwide versus Q1 of 2008 and 25% worldwide versus the peak in November 2008. It is our belief that this lower inventory is a healthier situation than the bloat we witnessed previously.

Xerium’s sales for the quarter shown on Chart 6 increased a healthy 2.3% sequentially from the second quarter and 4.3% compared to 2009 third quarter due to excellent performance primarily in Europe and South America. Both the roll covers and clothing segments experienced sales increases in Q3 2010 versus Q3 2009.

Chart 7 displays our Adjusted EBITDA results. Please take note of the footnote at the bottom of the slide which describes the quarterly and LTM calculation methodology. We ended the quarter at $29.1 million of Adjusted EBITDA, increasing a very strong 15.9% versus Q3 2009’s $25.1 million. By further comparison, we had a 15.3% sequential quarterly improvement versus Q2 2010 that we have begun to focus on furthering our operational agenda.

Our LTM Adjusted EBITDA is $103.4 million at September 30, 2010. Improvements in operational performance are reflected by our Adjusted EBITDA margin of 21.4% in Q3 2010 versus 19% in Q2 2010 and 19.3% in the year ago Q3 2009. So once again, Adjusted EBITDA margin of 21.4% in Q3 2010 versus 19% in the prior quarter.

Looking backward, the last time we were in this performance range was Q2 2009 when we benefited from reserve adjustments. That’s a good performance but one we’re confident we can improve upon.

Gross margins of 38.7% for Q3 2010 compared favorably with 37.4% for Q3 2009. Challenges inside our plants related to excessive overtime and production delays resulting from the dramatic upturn in volume we’re experiencing resulted in increased manufacturing costs and reduced our Q3 gross margin slightly below Q2’s 38.9%. These production issues are being quickly dealt with as we increased our staffing levels more in line with the market’s current steady demand level.

You will recall that we were skeptical until the end of Q2 that the demand would justify – that stabilizing demand or increase in demand – would justify additional work force, but during Q3, we’ve been adding to our direct labor crews and have borne the high cost associated with training, overtime and some scrap issues.

As can be seen on Chart 8, our ability to convert our value proposition into increased prices has further improved. I am very pleased with the results that our sales teams are delivering here and their focus on making certain to couple advisory services to clothing and roll product sales so we sell on volume not on price.

Our ability to keep our pricing rising will be highly dependent on our ability to continue the roll out of high- performing new products that achieve or exceed customer expectations.

It is our basic selling premise that our products make a measurable difference in the way our customers’ machines operate. And that they are willing to pay the price we require to make a fair return on our investments in order that they can enjoy those gains in productivity and production cost. Given our continued adherence to our strategy of new product introductions, I expect the pricing environment to remain favorable for the foreseeable future.

Let’s dig a little further into new product sales, which are shown on Chart 9. Consolidated new product sales increased from $40 million in Q2 2010 to $48.4 million in Q3 2010, or 21%.

New product sales now represent 35.6% of total revenue, so we’re making steady progress toward our goal of 60% new product revenue by the end of 2012. Please recall we define a new product as one developed and marketed within the prior five years. As compared with Q2 2010, new product sales of roll covers increased 8.7%, while new product sales of paper machine clothing products increased a whopping 25.2%.

As you can see from the chart, new product paper machine clothing sales reached 41% of total PMC revenue, while new roll covers reached almost 25% of rolls revenue. Our intense focus on first time trial run success is increasing our new product order rate significantly. I think these increases validate our strategy of continuous investment in new products that our customers value, coupled with the advisory services to the mills in how best to apply them.

Now, let’s move on to Chart 10: SG&A. We improved our performance sequentially versus Q2 2010 by reducing SG&A as a percent of revenue from 28.9% to 26.9% in Q3 2010. In the quarter we took a restructuring charge of $3.3 million primarily associated with the $2.1 million write-down in the value of our partially completed and empty Vietnam building.

Examining SG&A without restructuring in either Q3 2009 or Q3 2010 yields exactly the same results, just about 27%, and 200 basis points better in Q2 2010 without restructuring. As a reminder, this stable performance has been achieved even though we reinstated at the beginning of 2010 the company’s 401(k) matching program for U.S.-based employees and we reinitiated merit increases after an 18-month freeze.

We’re beginning to make some meaningful progress in capturing additional cost reduction opportunities, one of which is the soon-to-be completed transition of our accounting and human resources functions from

Westborough, Massachusetts to the corporate offices here in Raleigh, North Carolina. Regrettably, only two of the employees who we presently have in Westborough have agreed to relocate, so these functions will be new and there is a cost to make certain all of the knowledge transfer required is accomplished successfully.

One new paper machine clothing product I would like to highlight this quarter is named Finetexx. First spending to develop Finetexx began in early 2009. As the name implies, this product is as aimed at the most demanding paper making application. Customer trials began about nine months ago. Finetexx is the first member of a family of new forming products that employs our new engineered drainage channel family of designs.

Without giving away too many trade secrets, I’m willing to tell you that in this new family of products we reorient the shape and size of the drainage holes on the top layer of the forming fabrics which is in direct contact with the slurry as it sprayed out of the forming section of the paper machine. And we engineered a tortuous path for the draining fluid to travel through the fabric in order to control drainage velocities.

The challenge for any piece of forming fabric is to drain the liquid quickly and efficiently while not allowing the microscopic wood fibers and binders that will ultimately form the sheet of paper to also escape through the hole.

Too fast and you get holes in the paper and lose too much fiber, increasing customer cost. While if you are too slow, excess water is carried into the later stages of the machine, requiring additional energy to remove, also increasing customer cost.

So as you can see there are competing demands and Finetexx has proven itself in numerous trials and now in full rate production in two of our regions to outperform any product we have competed against it. Our new product pipeline continues to be filed with products like Finetexx, SmartRoll™ and Impact, about which I have spoken previously. As each quarter passes by I confess that I am even more optimistic that we’ll achieve that goal of 60% of revenue of products developed in the prior five years by 2012.

Now, let’s discuss another area with the strain of increasing volume and its impact on operational performance has shown up.

Please turn to Slide 11.

Trade working capital improved year-over-year from 27.8% to 26.5% of revenue. Good performance but not great. Nor as good as Q2 2010 when we achieved 24.3% trade working capital to revenue.

Our trapped cash metric, which many of you know we use as a benchmark, increased from $36.1 million at Q2 2010 to $49.5 million at Q3 2010. The 13.4 million increase was comprised of increased receivables of $7.5 million, increased inventories of $5.7 million, and increased payables of $200,000.

Overall, currency translation effects negatively impacted these results for Q3 2010 as compared to Q2 2010. Furthermore, the increase in receivables is partially the result of sales volume increases. But also the inherently longer payment cycle in Asia, where our business is expanding, hence changing our receivables mix.

Inventory increases are primarily the result of bottlenecks and other factory issues we’ve experienced as our plants have strained to increase production in support of the increase in demand, as well as increased raw material purchases to support ramping up to these new levels of output.

As we are reinitiating our very successful 2009 Czar program, in which we increased the focus by senior executives of plant level trade working capital areas, I’m confident we’ll return to the improvement slope we had prior to this quarter. Zero trapped cash remains our stretch target.

A few comments now about capex which we show on Chart 12.

We remain on our plan to invest in the business with appropriate technology and for our identifiable capacity requirements. As I previously said, our maintenance capex is approximately $17 million per year on average. This year, we’re expecting to invest slightly more than $12 million above that level installing the equipment in nearly all of our regions. I’m personally involved in any investment over $100,000, so I have a pretty good perspective on how these investments align with our strategy. By the early part of 2011, we will have finally discharged all of our capex obligations tracing back to the canceled Vietnam initiative.

Our liquidity is very strong at $58.9 million, consisting of $32.5 million of unrestricted cash on our balance sheet, undrawn availability of $20 million on our revolver, and $6.4 million in miscellaneous local lines of credit in outlining geographies.

On Chart 13, we show our total debt as $493.9 million, expressed at the exchange rate of December 31, 2009, which has the Euro at a $1.43 and the Canadian dollar at 96 cents. That is not the same amount as shown in our press release owing to a change in the value of the Euro and Canadian dollar against the U.S. dollar. We are current with all debt service obligations.

Now, before we open the line for your questions and comments, I’d like to update you on our recruiting activities for Xerium’s Chief Financial Officer. We retained a major international recruiting firm to assist the company in this process and have begun to meet with qualified candidates. It’s clear there is a healthy pool for us to draw from and the candidates I’d met to-date all seem to recognize the same underlying opportunities we see in the company for improved performance and long-term profitability.

While I’m eager to have a full time CFO in place, I want to ensure investors that we’re being deliberate in this process and will retain the right person for the company when we find him or her. Meanwhile, Brian Fox continues to fill the seat and we’ve not lost a minute since May in shifting our focus on operational cost management and understanding the new levers we have to pull to drive towards the goal we set.

Ladies and gentlemen, that concludes my prepared remarks. And I’m now ready to address your questions. Michelle, may I have the first question please?

Questions & Answers

Operator

(Operator instructions) Your first question comes from DeForest Hinman of Walthausen. Please go ahead.

DeForest Hinman – Walthausen

Hi, Stephen, good morning

Stephen Light

Good morning.

DeForest Hinman – Walthausen

I have a few questions. I asked this on the last call and I’ll ask you again, I think I know the answer, but just to be clear, why do you think we are continuing to see the lag between the increase in order bookings and then the reported sales trend?

Stephen Light

Okay, do you want to ask your second one or would you like me to do it as we go, what’s your preference?

DeForest Hinman – Walthausen

Yes, why don’t we do them as we go?

Stephen Light

Okay. As I indicated in the script, our factories are ramping up as quickly as they can to support the increased order rate that we’ve seen. The kinds of technologies that we use in our plants, causes us to spend a considerable amount of time training the people to be able to operate the equipment and to manufacture the products with the precision that our customers require. So we are bringing the factories up at a rate we think we can in which we think we can support the quality levels without shipping product that we’re not proud of or allowing it to escape.

I did indicate that there are – I have some concerns about our ability to run the factories at these higher levels, so we are trying to carefully balance the use of overtime, which is only a short-term solution, with the additional fee book. We are catching up; we are reducing the cycle time from book-to-bill pretty substantially, but we are not going to exceed our ability to make product in good order.

DeForest Hinman – Walthausen

Do you foresee that continuing into the fourth quarter?

Stephen Light

I think we’re going to be catching up as the order rate has begun to stabilize and our output rate continues to ramp up. I am actually quite pleased that the order rate has stabilized. We were very concerned that we have come off a situation where inventories were too low and the natural reaction of some of our customers might have been to run the inventory that to an unhealthy high level, but it looks like everybody has learned the magic word ‘cash management’ and are being very attentive to the inventory levels. Being down 25% from the peak inventory level in our customers’ warehouses from the fall of 2008 I think is very healthy. And I am comforted by that.

So I think the bookings rate will remain fairly steady for the next few quarters. And as our production rates increase and new capacity comes online owing to the capex that we’ve invested this year, I think you will see that gap shrink.

DeForest Hinman – Walthausen

Right. And on the last call you talked about a restart in Australia, how is that unit performing and has that kind of turning into permanent restart and do you still foresee that being a temporary phenomenon?

Stephen Light

We consider the restart in Geelong, Australia to be an outstanding success. It’s the result of a small group of people focused on specific customer requirements and they have knocked the ball out of the park. However, it is not our intention to keep that facility going long-term. We had good reasons to close it when we did. Geelong will stay online and it’s only a small portion of the production capacity that was there that is running today. Geelong will stay online until we can bring the South American capacity increases that we are funding through capex online. So sometime next year we will turn off the Geelong spigot and we will be producing all of that product in South America.

DeForest Hinman – Walthausen

All right. Can you give us kind of your thoughts on market share and PMC and whether you think we are gaining, losing, or maintaining market share?

Stephen Light

Let me suggest that it is data that we get from multiple sources not just associations or not just Xerium measurements suggest that we had a healthy market share gains throughout the year in our two primary regions in North America and Europe, pretty much across the board in the clothing products. It’s very hard for us to measure market share in rolls. There are no benchmarks published, but we are physically close to one of our competitors in a couple of the geographic locations and we watch the trucks going in and out, we watch our trucks so, we are feeling pretty good about that. But on the clothing side, I can say conclusively, that we are up.

DeForest Hinman – Walthausen

Okay and….

Stephen Light

Let me just expand on that for a second. I think there is a direct relationship between the success of the new product initiatives and the market share. And it’s very clear that the customers really like what’s going on the new products, they like the way we are presenting to them for trial, the support they are getting through the trials, and the reorder rate is frankly substantially higher than we had anticipated, so we are very pleased with the contribution of the new products to market share.

DeForest Hinman – Walthausen

Okay, that’s good to hear. One of your other competitors was talking about some positive trends in pricing as well. You’re talking about kind of a positive trend in pricing. What gives you the confidence going forward that the pricing trends can be maintained?

Stephen Light

I guess I would take you back to the chart and I am going to spend just a second here finding the right number. It is chart number 8. I think I might even be a little more enthusiastic than my competitor and say that I am really pleased with what’s going on in pricing.

It is, as Xerium stated back in the beginning of 2008, the result of customers recognizing this is not a commodity. Our products are highly engineered, very technical. They may look like a piece of woven fabric, but as Mr. Fox reminds me every time I start using my old engineering expressions like computational fluid dynamics and that kind of stuff, these are highly engineered products and we collectively, I think as an industry, the paper machine clothing people have gotten our customers to recognize the criticality of those products to the success of their operations. So, increased sales discipline; really presenting the value creation. And then I’m going to come back again and harp our new products because we stated that we Xerium would share in the improvement of value creation by the customers when they ran on new products, and I think you are seeing that here. This is the best pricing environment that we’ve seen since at least 2006.

DeForest Hinman – Walthausen

All right, that’s good to hear. And on the roll maintenance, you talked about, you’re starting to see those orders slow but steady, the returning, do you foresee that continuing or do you see a more v-shaped recovery as people are worried about having their back up rolls ready to go?

Stephen Light

I guess I am not architect, so I can’t describe the shape of the recovery. I think slow and steady gain in bookings and revenue on rolls is very healthy. We see customer behavior as well thought out here. We are very pleased that the customers are recognizing the contribution of SmartRoll™. We had a major presentation in South America about a month ago where SmartRoll™ was highlighted at a trade association meeting.

People are recognizing the inherent value of matching rolls and clothing now far better than they ever have before. I think we’re in a good shape or a good position with rolls business and I like that the growth rate being steady as opposed to being a big surge and then a hollow.

DeForest Hinman – Walthausen

All right. Can you give us an update on your China initiatives and also the potential for either a JV or an acquisition in the market?

Stephen Light

All I’ll say about that before we move to the next caller or the next question is that we continue to work with the other party on our MOU, we continue to offer in the Asian region a product we call “Value Paper Net” which I have spoken about before which is sourced in China and sold outside of China. I think we are making good progress there and frankly that’s about all I’d like to say at this time. And DeForest, thank you, we are going to move on to the next questioner.

DeForest Hinman – Walthausen

All right. I’ll re-queue. Thank you.

Stephen Light

Thank you.

Operator

Your next question comes from the line of Nicholas Ware of Henderson. Please go ahead.

Nicholas Ware – Henderson

Hi, good morning, Stephen. Good to speaking to you again.

Stephen Light

Good afternoon, Nicholas

Nicholas Ware – Henderson

A few questions if I may. I’ll just rattle them off. The first one is I’m looking at the cash provided by operating activities for the third quarter. I’m just wondering how much one-off expenses has been going through that line as a result of the restructuring?

Stephen Light

$800,000. [$800,000 was the expense recorded in the third quarter related to the reorganization. In the third quarter the impact of the reorganization on cash provided by operating activities was a decrease of $4.0 million]

Nicholas Ware – Henderson

In total for the year or is it that just for the quarter?

Stephen Light

That’s Q3 and that’s the financial restructuring

Nicholas Ware – Henderson

And do you know off the top of your head for Q2 and Q1 or if you’ve got it…?

Stephen Light

I don’t but I am happy to get that information for you. [In the first and second quarter, the impact of the reorganization on cash provided by operating activities was a decrease of $9.6 million and $10.7 million, respectively.]

Nicholas Ware – Henderson

All right, that’s fine. In terms of the third quarter were there any significant customer wins or losses enjoyed during the quarter?

Stephen Light

Well, every customer order is significant to us and we enjoy them very much. I understand that other folks have been talking about contract wins and sort of the end of the contracting season. We’re very pleased with how all that turned out. We believe we’ve gained significant opportunities in the most recent corporate decisions, but I would prefer for competitively sensitive reasons not to cite customers and percentages and that kind of thing.

I think my sense is through Q3, our relations with our customers have done nothing but improved. We have regained a foothold in some customer regions where we’ve had some difficulty, and we are using our new products to penetrate customer situations where we’ve not been a supplier of choice for quite some time and now we’re doing that quite successfully.

Nicholas Ware – Henderson

Fine. Just in terms of what’s the impact on the business, regarding the U.S. dollar and the way it’s been moving, how’s that impacting our…?

Stephen Light

Well, I think in earlier calls, we have offered the metric that a penny of exchange rate variance with the Euro is worth about $300,000 of adjusted EBITDA. So, because so much of our revenue is offshore from the United States, about 70% actually is offshore from U.S., currency movement is something we pay a great deal of attention to.

Nicholas Ware – Henderson

Right. And so the way it’s been moving recently is that a benefit to the business in that case?

Stephen Light

Well, to the extent, you will see improvement in sales, you will see improvement in adjusted EBITDA, at the same time you will see an increase in debt. About 25% of the debt at the time of emergence was Euro denominated.

Nicholas Ware – Henderson

Okay. What’s your view and outlook business? I’m not expecting you to give me any definite numbers, but how are you seeing the market?

Stephen Light

Well, having recently attended a conference of one of the largest forestry products forecasters is I think what they’ve tried to express is that we’re seeing not a leveling off but a slowing of the growth rate. The five year paper tonnage growth forecast that that organization offers has actually increased about 1.5% versus the same forecast at the same time last year.

I think 2010’s strength has surprised most of us. But the rate of growth, the snapback, if you will, the V-shape to the earlier question is now flattening out a little bit and I think we’re going back to a more normalized growth rate, 2.5-3% per year. Not to answer a question you didn’t ask but at the same time, the geographic realignment toward South America and Asia does continue. There’s no change in that prognosis for the industry.

Nicholas Ware – Henderson

And how are you managing that process? Just a general question.

Stephen Light

Well, we’re making very good progress I think in expanding our distribution capabilities in Asia. The work on the MOU is addressing how do we source product, if necessary, from there; and our continuing capital investment in South America also reflects our ability to support that growth. I’m feeling pretty good about that, actually.

Nicholas Ware – Henderson

Okay. And just to finish off, I saw in North Carolina, a magazine called SeekingAlpha which seemed to be a very well researched piece on the company. I don’t know whether you read that, Stephen?

Steven Light

I also read it yesterday, yes.

Nicholas Ware – Henderson

How are getting on in terms of getting self equity analysts covering the stock?

Stephen Light

Our strategy following the end of May has been to begin to get out and meet with people. I think I’ve shared these with our communication strategy about the company, certainly over the first two-and-a-half years of my tenure here, has been to keep our head down and do the hard work of getting the boat going in the right direction and getting the excess water pumped out of the boat, if you will.

While we’ve spent so much time working on resolving the debt we have built I think a very nice operating platform here, which has given us or has provided us a track record to go out now and talk to people about what we have accomplished. You know that it is our philosophy and our strategy not to provide forward-looking guidance, but it’s not unreasonable I think for the company to say you make your own decision about what’s going to happen, just look at what we’ve accomplished in two-and-a-half years and things like new product introductions, pricing, trade working capital, SG&A as a percent of revenue.

And that story quite frankly is being very nicely received by those that I can get in front of. I will be presenting in two weeks in New York; I’ve already done that in New York, I’ll be presenting in February in California, and on the West Coast in a couple of weeks. So, it is clearly our intent now to share the story with people who might be interested in it.

Nicholas Ware – Henderson

Good.

Stephen Light

But I am finding it very difficult to get investors such as yourself to be willing to sell. And that makes the float very low.

Nicholas Ware – Henderson

No, I’m very happy with the performance. Thank you.

Stephen Light

Perhaps we can move on and then pick up another question, Michelle.

Operator

(Operator instructions) Your next question comes from the line of John Rolfe of Argand Capital. Please go ahead.

John Rolfe – Argand Capital

Hi, good morning, guys. Just one quick question for you. The share-comp charge in the quarter was relatively high at about $2 million. Could you talk a little bit about sort of that line item, what’s driving it and what’s the reasonable expectation of going forward, not necessarily on a quarterly basis but maybe more on an annual basis with respect to that charge and what your expectations are?

Stephen Light

Certainly. John, obviously, you just noticed that people read your article.

John Rolfe – Argand Capital

Yes.

Stephen Light

Thank you very much for that by the way. The share-based compensation as shown in Q3 is a true-up through the year. We’ve been accruing management incentive compensation at a rate lower than we’ve trued-up to. But during the quarter and announced I believe in an 8-K filing, the new Board of Directors post emergence has agreed with continuing the compensation philosophy that we embraced starting in 2008, which is to pay the company’s management incentive compensation 50% in cash and 50% in shares. And let me just expand on that for a moment.

It’s my belief that the use of stock options is not an effective motivating tool for executives because if a stock option goes under water, there’s no harm, of course; if a stock option gains, there’s a gain, so there’s no downside to the executive by having a stock option. By paying 50% of the bonus in shares, and having a fairly restrictive insider trading policy – in other words I have to know before anybody whose class is an insider is going to sell a share or stock – we create ownership in the management team and hence we create a great deal of alignment. You’ve probably looked at the stock ownership and you will notice that my name is sort of right up there, not with the major investors but I think I’m the largest individual investor and I want my management team in the same boat I am and I want some thinking as shareholders.

But what you saw in Q3 was a true-up, it will not continue at that rate. I would estimate that stock-based compensation for the year – well, I’m probably out over my skies on this and I don’t think I ought to give you that number, so I’m just going to hold off on that one but let us say that half of the bonus program will typically this year and on a go-forward basis will be stock-based and it will be shares, it’s not deferred, it’s not RSUs; they get a certificate; we, the management team get a certificate.

John Rolfe – Argand Capital

Okay. Again, I know you guys have sort of distanced yourself from the plan of reorg from a guidance standpoint, but if we look at the numbers in that plan of reorg with respect to share-based comp, is that sort of a reasonable proxy to use going forward or do you guys think about it more in terms of sort of annual dilution from a grant perspective, I’m just trying to figure out how to ball park this number?

Stephen Light

Let me give you just a little more then. We have two versions or two forms of stock-based compensation. We have the 50% of the annual, what we call MIC or Management Incentive Compensation program; and then as recently published we have a long-term incentive program, which is also in that case fully stock-based compensated – that is both a time and performance based program. The MIC program is purely, or the annual bonus program is purely, a performance based program.

We do pay significant attention to dilution. You probably have noted that two of my top three shareholders are sitting on the Board of Directors, so there is clear shareholder advocacy for being mindful of dilution by those two folks who represent an aggregate of almost 25% of the shares of the company. So, while I won’t give you the specific numbers, we are very mindful of dilution and how that affects the holders, and referring back to the earlier comment, as the management becomes a more and more significant owner, dilution is on their mind as well.

John Rolfe – Argand Capital

Okay. That’s helpful. I appreciate it. Thanks very much.

Stephen Light

Sure. Thank you, John.

Operator

Next question is in the line of Robert Mandery of Citi. Please go ahead.

Robert Mandery – Citi

Good morning, Stephen. How are you doing?

Stephen Light

(inaudible)

Robert Mandery – Citi

I just want to go quickly back on the Slide 12, when you’re talking about capex, I mean, you’re at 14.4 for the year, did you say you had an incremental 12 above that spend?

Stephen Light

No, I think we’re going to be 29 to 30.

Robert Mandery – Citi

So there’s heavy build up in the fourth quarter here or is that more of a run rate number?

Stephen Light

There is the recognition of investment decisions that we’ve made throughout the year in deliveries of equipment. Some of that 29 will be accrued but not cash flowed in the year. It’s the financial recognition number that I’m speaking to.

You may recall from the prepared remarks it takes about $17 million of capex cash flow to sustain the facilities, the equipment, the information technology systems in the company. We have stated publicly that running the company at a 0.7 rate is entirely reasonable. The life of the equipment is actually far beyond the financial depreciation range, because we can recapitalize machines by upgrading controls while the physical structure of the machine remains unchanged.

Robert Mandery – Citi

Okay. And then just on the working capital front, do you expect what was the use in the quarter – the roll into the fourth quarter – as a positive source of cash?

Stephen Light

Well, being consistent with our forward-looking advisory I’d have to tell you that I’m not going to answer that question, but I would offer if you look back at our 2009 performance, when we implemented the Czar program, we had very good performance on trade working capital. Our goal of zero trapped cash which mathematically calculates to 15% trade working capital on revenue, that remains our “strive–to” or “stretch” target. We’ve got a long way to go. Nobody convinced me that’s an unreasonable expectation as we really improve the focus on our factories. But we’re quite frankly struggling a little bit with our own success in that the volume has picked up, the factories have struggled with that a little bit, and that’s contributed to the inventory growth in trade working capital. I think that we can fix that. We should be expected to fix it. I certainly expect my management team to fix it.

Robert Mandery – Citi

Great, thanks, Stephen.

Stephen Light

You bet.

Operator

The next question comes from the line of Tyras Bookman of Park West. Please go ahead

Tyras Bookman – Park West

Hi, Stephen

Stephen Light

Good morning. (inaudible)

Tyras Bookman – Park West

Wanted to make sure I understand the ramifications of the convergence of bookings and sales, which it sounds like you are trending towards. So if sales rise to meet our bookings levels as you guys get the factories up and running and bookings stay relatively constant, it seems like there is about 40 million more of sales on the come – is that about the right way to think about it?

Stephen Light

Well, I think you are little quicker with the numbers than I am. Let’s start with the recognition that not 100% of bookings will convert into revenue. Some orders are cancelled, some are delayed, some are modified either by quantity, they change the item that they’re purchasing, they move to the new product and cancel an older order, so, there is always going to be some percentage gap between bookings and sales. At some point asymptotically you’d expect there to be a leveling between the two, but don’t misread my statement about bookings smoothing out to say that bookings are going to grow or going to lack growth.

I expect to see steady, progressive growth in bookings as we’re seeing in the rolls business through the long-term period. I mean this is a 2.5% to 3% industry. It’s a little faster than that as we come out of the recession, it’s a little quicker in some regions than others, but I don’t see any reason why those lines fell flat. I mean we’re not going up at 45 degrees anymore

Tyras Bookman – Park West

Sure. And so those keep going up a little bit, sales will get closer and closer to bookings. I guess the important question is what’s the contribution margin on those incremental sales? Because if there is 40 million more bookings now than sales on a run rate basis and we should ultimately get those 40 million of sales, how much of that flows through to EBITDA?

Stephen Light

I won’t give you guidance on that other than to say that the issues that we saw in Q3 with trying to digest the rapidly increasing load has suppressed our margins. We’re confident that resolving those execution issues inside our factories is going to flow through.

Tyras Bookman – Park West

Okay, thanks.

Stephen Light

Okay. Michelle?

Operator

The next question is a follow-up question from DeForest Hinman. Please go ahead

DeForest Hinman – Walthausen

Hi, Stephen, can you talk about the impairment of the Vietnam assets and what exactly did we impair because maybe I am wrong but I thought there was some equipment there that was sitting in containers or maybe I am not thinking about that correctly?

Stephen Light

No, you are, you have an excellent memory, DeForest. We have over the past several months relocated the usable production equipment, which included some brand new machines that have been purchased for the facility and other equipments relocated from facilities in North America and Japan. We have relocated that equipment. One piece went to Japan, multiple other pieces went to South America and are in the process of installation.

The impairment is of the shell of the building in an industrial park about two hours outside of Ho Chi Minh city. The status of the building is that it has all the walls and roof are up, the ceiling is up, we were able to stop it before we did all the electrical, plumbing, pneumatic systems in the building. So what’s there is primarily a shell.

DeForest Hinman – Walthausen

Okay, and that was what we impaired, the shell?

Stephen Light

Yes, sir. That’s what we impaired.

DeForest Hinman – Walthausen

Okay. And then you’ve been talking about the movement of the accounting functions from Massachusetts to North Carolina. Did we have any severance related to that at all in the third quarter or is that a fourth quarter happening?

Stephen Light

Let me sort of go back to the end of May. As one of the factors of the Chapter 11, we rejected a lease of the accounting office that had been the company’s corporate office some years ago. We rejected the lease for the facility up in Westborough, Massachusetts. At that time there were about 20 people operating the human resource function and the finance function in that building. We needed those people to stay through the transition and the recruitment of the new folks and to train the new folks. So there are in place severance obligations and also retention funds for those people.

We have hired almost every one of the people that we need in North Carolina. Training is underway. The Human Resources organization is in place already. Most of the finance organization is in place. And in fact the Q3 close was accomplished jointly between the new team and the existing team. I am saddened personally that the folks in Westborough elected not to come to North Carolina. Every single person there was offered the opportunity to come down, they make personal decisions. So, you will see in the fourth quarter some restructuring expenses related to that, but it’s not a giant number.

DeForest Hinman – Walthausen

Okay. And I had a question on the income statement. Can you walk me through what portion of the interest expense that we booked, the 12.3 million, is the actual interest expense versus the fee amortization because I didn’t quite get that number in my model?

Stephen Light

2.5 million of the expense is the fee amortization. [The correct number is $2.2 million.]

DeForest Hinman – Walthausen

Okay.

Stephen Light

And that will go on one more quarter. It will end this year.

DeForest Hinman – Walthausen

Okay. So there is some sort of rapid fee amortization and what is that related to? Is that related to the reorganization or is that related to one of the term loans or something?

Stephen Light

It was the termination of the swap agreements that we had completed in and it will be completed in the fourth quarter.

DeForest Hinman – Walthausen

Okay, okay, that’s helpful. And I’m going to go back to the spend on the new equipment. You’ve made it sound like it’s going to a number of different regions, but can you kind of talk about the more tangible benefits that we expect from the machines, either on a throughput side or a scraps side or margin improvement perspective?

Stephen Light

Okay, the new investments that we are bringing in above the maintenance capex is primarily aimed at incremental new product capacity where some of our new products require more complex weaving patterns and you probably don’t want to get into the engineering of all that, but that’s a big driver. Another driver is simply increased capacity to satisfy customer demand. So it’s really those two things. Embedded in the maintenance capex will be control upgrades to machines, HVAC systems in buildings, electrical distribution in buildings, those kinds of things.

DeForest Hinman – Walthausen

All right. Thank you.

Stephen Light

You bet.

Operator

Your last question is a follow-up from Nicholas Ware of Henderson. Please go ahead.

Nicholas Ware – Henderson

Hi, Stephen. Just a quick one.

Stephen Light

Yes, sir.

Nicholas Ware – Henderson

Did I understand correctly that there are some production issues in the business at the moment, I may have misunderstood a reply, and if so, what’s happening in terms of your running as a result of increased demand. You’re trying to keep up taking out the cost?

Stephen Light

Nicholas, I think that is actually a very good assessment. I tried in the script and in the remarks to be clear that we are honoring our customer delivery commitments. And we’re doing that as we ramp up production very rapidly, and the cost of the ramp-up shows as increased operating expenses inside the factories, which has diminished our gross margins.

And secondly, it shows up as increased inventories, which is reflected in the trade working capital. There are no technological issues. This kind of ramp-up challenge is not at all unusual. We have faced it as a company before, and I am very confident that we will get through these. The management teams are focused on honoring delivery commitments and then reducing the cost of honoring those delivery commitments. The first and foremost is the drive to make sure that our customers have what they need from us and want from us. Does that help?

Nicholas Ware – Henderson

Yes, it does. Thanks.

Stephen Light

You bet. Well, ladies and gentlemen, thank you very much for your attendance on our call this morning. Thank you for all the insightful questions. And we look forward to speaking to you again I believe it will be early March when we report our final 2010 results. Bye-bye now.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes your presentation and you may now disconnect. Have a great day.